Exhibit 10.38

No.: 14020801-2011 (Yongtai) 0001

Contract on Loan Based on Fixed Assets

(Version 2009)

IMPORTANT NOTICE: This Contract is executed by the Borrower and the Lender on the basis of equality and voluntariness. All terms herein reflect the true intentions of both parties. To safeguard the legitimate rights and interests of the Borrower, the Lender hereby asks the Borrower to pay due attention to the terms on each party’s rights and obligations, particularly those in bold.

LENDER:  Yongtai Sub-branch, Industrial and Commercial Bank of China Co., Ltd.

President: Lan Fenghe                                                     Contact: Liu Shouqing

Address:  No. 13, Nanhu Road, Zhangcheng Township, Yongtai County                   Postcode: 350700

Phone: 62279625                                           Fax: 24832877                               Email:  _________

BORROWER:  Yida (Fujian) Tourism Group Limited

Legal Representative: Chen Minhua                               Contact:

Address: No. 68, Xianfu Road, Zhangcheng Township, Yongtai County                     Postcode: 350700

Phone: 28308999                                           Fax:                                               Email: __________

WHEREAS, the Borrower has applied for a loan from the Lender;

WHEREAS, the Lender has agreed to make the said loan to the Borrower;

NOW THEREFORE, the parties hereby agree as follows:

Article I       Purpose of the Loan

The loan under this Contract shall be devoted to the development of the Yunding Park Scenic Area. Without the written consent of the Lender, the Borrower shall not devote the loan to any other purpose. The Lender shall have the right to supervise the use of the proceeds of the loan.

Article II     Amount and Term of the Loan

2.1
The amount of the loan under this Contract shall be RMB 70,000,000.00 (in words: RMB Seventy Million) (where there is a discrepancy between the amount in words and the amount in figures, the former shall prevail).

2.2
The loan under this Contract shall have a term of seven years, starting from the date of actual drawdown (where the loan is drawn in different periods, the date of the first drawdown shall apply). The actual date of drawdown shall be as indicated in the voucher.

Article III   Interest Rate and Interests

3.1	Determination of Interest Rate for Loans in RMB The interest rate for loans in RMB shall be determined in accordance with the methods specified in Item (2):

(1)	Fixed Interest Rate: _/_% per annum, to remain firm throughout the term of this Contract.

(2)
Floating Interest Rate: The interest rate for the loan shall be the benchmark interest rate plus a floating percentage. The benchmark interest rate shall be the benchmark interest rate of the People’s Bank of China on the date when this Contract becomes effective for the same type of loan of the term specified in Article 2.2, and the floating percentage shall be 0% above the benchmark interest rate and shall remain firm throughout the term of this Contract. The interest rate of the loan will be adjusted on a monthly basis and the interest payments shall be calculated accordingly in one-month periods. The date when the interest rate is determined for the second one-month period shall correspond to the date when a one-month period has elapsed since the drawdown date. If there is no corresponding date in the month of interest adjustment for the drawdown date, the last date of the month shall be regarded as the corresponding date, and the same rule shall apply to all subsequent periods. Where the Borrower draws down the loan in periods, the interest rate for the loan shall be adjusted according to the methods specified in Item A below:

A.
Within a single period, no matter how many times the loan has been drawn down, the interest rate determined on the date when the interest rate is determined for the relevant period shall apply, and shall be adjusted in the subsequent period.

B.	An interest rate is determined and adjusted for each drawdown.

(3)	Others: __________________/___________________.

3.2	Determination of Interest Rate for Loans in a Foreign Currency The interest rate for loans in a foreign currency shall be determined in accordance with the methods specified in __/__:

(1)	Fixed Interest Rate: _/_% per annum, to remain firm throughout the term of this Contract.

(2)
Floating Interest Rate: The interest rate for the loan shall be _____ (LIBOR/HIBOR) of _____ months as the benchmark interest rate plus the interest differential of _____ base points (0.01%). Throughout the term of this Contract, the interest differential to be added shall remain firm. After the Borrower draws down the loan, the benchmark interest rate shall be adjusted according to the methods specified in ____ below and the interest shall be calculated by period.

A.
The benchmark interest rate will float according to its corresponding period. The date when the benchmark interest rate is adjusted for the second period shall correspond to the date when a full period has elapsed since the drawdown date. If there is no corresponding date in the month of interest adjustment for the drawdown date, the last date of the month shall be regarded as the corresponding date, and the same rule shall apply to all subsequent periods.

B.	The benchmark interest rate will be adjusted on the first day of each interest period.

(3)	Others: __________________/___________________.

3.3
Interest shall accrue on the loan under this Contract on a daily basis from the actual drawdown date and shall be paid on a monthly basis. Upon the maturity of the loan, the interest accrued shall be paid with the principal. The daily interest rate shall be the annual interest rate divided by 360.

3.4
Penalty interest for deferred loan repayment shall be 30% above the original interest rate for the loan. Penalty interest for the proceeds of the loan devoted to any unauthorized purpose shall be 50% above the original interest rate for the loan.

Article IV   Drawdown

The Borrower shall draw down the loan in accordance with its actual needs. The first drawdown shall be made before March 30, 2011, and the last drawdown shall be made before December 30, 2011; otherwise, the Lender may cancel the loan in full or in part.

Article V   Repayment

5.1	The Borrower shall repay the loan in accordance with the following schedule:

No.	Scheduled repayment date	Amount to be repaid (RMB)
1	April 15, 2011	0.5 million
2	July 15, 2011	1 million
3	October 15, 2011	1 million
4	January 15, 2012	2.5 million
5	April 15, 2012	1 million
6	July 15, 2012	1.5 million
7	October 15, 2012	1.5 million
8	January 15, 2013	3 million
9	April 15, 2013	1.5 million
10	July 15, 2013	2 million
11	October 15, 2013	2 million
12	January 15, 2014	5.5 million
13	April 15, 2014	1.5 million
14	July 15, 2014	2 million
15	October 15, 2014	2 million
16	January 15, 2015	6.5 million
17	April 15, 2015	2 million
18	July 15, 2015	2.5 million
19	October 15, 2015	2.5 million
20	January 15, 2016	7 million
21	April 15, 2016	2 million

22	July 15, 2016	2.5 million
23	October 15, 2016	2.5 million
24	January 15, 2017	8 million
25	April 15, 2017	1 million
26	July 15, 2017	1 million
27	October 15, 2017	1 million
28	December 15, 2017	3 million

5.2
In any of the following circumstances, the Borrower shall immediately repay the loan after funds are in place. In this case, the Borrower does not need to pay compensation for repayment of the loan before maturity.

________________________/______________________.

5.3
In circumstances other than those described in Article 5.2, if the Borrower wishes to repay the loan before maturity, it shall pay compensation equal to 0% of the amount to be repaid before maturity.

________________________/______________________.

Article VI    Special Provisions on Revolving Loans (optional)

The Borrower may use the proceeds of the loan under this Contract on a revolving basis in periods of ____ (half year/one year/two years/three years/four years/five years) (hereinafter referred to as “the borrowing period”). After completing the necessary formalities, the unpaid portion of the principal of the loan in the proceeding borrowing period may continue to be used in the subsequent borrowing period. However, the maturity date of any drawdown shall not later than the expiration date of the term of the loan specified in Article II.

Article VII  Guarantee

7.1	The loan under this Contract is a loan with guaranteed repayment.

7.2
If the repayment of the loan under this Contract is guaranteed, a separate contract on the guarantee shall be executed. Where the guarantee is for the maximum amount, the following contracts shall apply.

Contract on Maximum Amount Guarantee (No. 14020801-2011 Yongtai (Bao) 0001)
Guarantor: Fujian Jintai Tourism Developments Co., Ltd.

Contract on Maximum Amount Pledge (No. 14020801-2011 Yongtai (Zhi) 0002)
Pledgor: Yida (Fujian) Tourism Group Limited

Article VIII Financial Provisions (optional)

Throughout the term of this Contract, the Borrower shall comply with the following provisions on financial indicators:

_____________________________________.

_____________________________________.

Article IX Dispute Resolution

Any dispute arising out of or in connection with this Contract shall be resolved in accordance with the methods specified in Item (1) below:

(1)
The dispute shall be submitted to the Fuzhou Arbitration Committee for arbitration. Such arbitration shall be conducted in Fuzhou in accordance with the Committee’s arbitration rules in effect at the time of applying for arbitration. The arbitrator’s decision shall be binding upon both parties hereto.

(2)	The dispute shall be submitted to the local court in the city where the Borrower is located for litigation.

Article X Miscellaneous

10.1
This Contract shall be executed in three counterparts, with one for the Borrower, one for the Lender and one for the Guarantor. All counterparts shall constitute one and the same contract, binding upon all parties.

10.2	Appendices agreed upon by both parties shall form an integral part of this Contract and have the same binding force as this Contract.

Article XI Other Matters that Both Parties Agree Upon

(1)
Where there is any dispute arising out of or in connection with this Contract, both parties shall resolve the dispute through amicable consultations; if such consultations have failed to resolve the dispute, the dispute shall be submitted to the Fuzhou Arbitration Committee for arbitration. Such arbitration shall be conducted in accordance with the Committee’s arbitration rules in effect at the time of applying for arbitration. The arbitrator’s decision shall be binding upon both parties hereto.

(2)
In the event of an arbitration, both parties agree to follow the simplified procedures, and legal documents (including arbitration documents) shall be deemed to have been received by the addressee if delivered by expedited post to the address of the addressee as stated in this Contract (where the address has changes, the Arbitration Committee shall be promptly notified in writing).

(3)
Both parties agree that after the arbitration starts, if the creditor’s rights and debts can be verified, the Arbitration Tribunal will make a decision first. If the Borrower has only one mortgage and other mortgages or impoundment, both parties will authorize the Arbitration Tribunal to contract an auction house to auction off the collateral. In this case, the proceeds of the auction shall be first applied towards the repayment of the debts under this Contract.

(4)	Without the consent of the Leander, before repaying the full amount of the loan plus interest accrued thereon, the Borrower shall not transfer the operating rights of the hotel to any third party.